Exhibit (a)(1)(E)
Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

InterTrust Technologies Corporation

at

$4.25 Net Per Share

by

Fidelio Sub, Inc.

a wholly owned subsidiary of

Fidelio Acquisition Company, LLC

whose members are

Koninklijke Philips Electronics N.V.,

Sony Corporation of America

and

Stephens Acquisition LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 20, 2002, UNLESS THE OFFER IS EXTENDED.

November 22, 2002

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 22, 2002 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”) in connection with the offer by Fidelio Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Fidelio Acquisition Company, LLC, a Delaware limited liability company (“Parent”) whose members are Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands, Sony Corporation of America, a New York corporation, and Stephens Acquisition LLC, an Arkansas limited liability company, to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of InterTrust Technologies Corporation, a Delaware corporation (“InterTrust”), including the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of June 8, 2001, between InterTrust and American Stock Transfer and Trust Company, Inc., at a purchase price of $4.25 per Share (the “Share Price”), net to you in cash, without interest thereon and less any required withholding taxes.

Also enclosed is the Letter to Stockholders, dated November 22, 2002, from the President and Chief Executive Officer of InterTrust accompanied by InterTrust’s Solicitation/ Recommendation on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT.  A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.  THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions contained in the Offer.

Your attention is directed to the following:

1. The offer price is $4.25 per Share, net to you in cash, without interest thereon and less any required withholding taxes upon the terms and subject to the conditions of the Offer.

2. The Offer is being made for all outstanding Shares.

3. The board of directors of InterTrust, by unanimous vote, (A) has determined that the terms of the Merger Agreement (as defined below) and the transactions contemplated thereby, including the Offer and the Merger (each as defined in the Offer to Purchase), are advisable and fair to, and in the best interests of, InterTrust and the Stockholders of InterTrust (the “Stockholders”), (B) has approved the Merger Agreement, the Stockholder Agreements (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger and (C) recommends that the Stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 13, 2002 (the “Merger Agreement”), by and among Parent, Purchaser and InterTrust. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser. Following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into InterTrust (the “Merger”), with the surviving corporation becoming a wholly owned subsidiary of Parent. In the Merger, each outstanding Share (other than Shares held by Stockholders who have properly exercised their appraisal rights under Delaware law, Shares held by InterTrust or any subsidiary of InterTrust and Shares held by Parent or any subsidiary of Parent) will be converted at the effective time of the Merger into the right to receive an amount in cash equal to the price per Share paid in the Offer, without interest thereon and less any required withholding taxes.

5. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 20, 2002 (THE “EXPIRATION DATE”), UNLESS AND UNTIL, IN ACCORDANCE WITH THE TERMS OF THE MERGER AGREEMENT, PURCHASER EXTENDS THE PERIOD OF TIME FOR WHICH THE OFFER IS OPEN, IN WHICH EVENT THE TERM “EXPIRATION DATE” SHALL MEAN THE TIME AT WHICH THE OFFER, AS SO EXTENDED BY PURCHASER, WILL EXPIRE.

6. The Offer is conditioned upon, among other things, (A) there being validly tendered and not properly withdrawn prior to the Expiration Date that number of Shares which, when added together with any Shares then owned by Parent and Purchaser, represents at least a majority of the total voting power of the outstanding securities of InterTrust entitled to vote generally in the election of directors or in a merger, determined on a fully diluted basis and (B) the expiration or termination of any waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the other requisite waiting periods (or extension thereof) under applicable European Union antitrust laws and regulations (including, without limitation, Council Regulation (EEC) No. 4069/89) and applicable antitrust laws and regulations of member states of the European Union. The Offer is also subject to other terms and conditions contained in the Offer to Purchase. See the Introduction and Sections 1, 15 and 16 of the Offer to Purchase.

7. Any stock transfer taxes applicable to the transfer and sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

8. Tendering Stockholders whose Shares are registered in their own name and who tender directly to the Depositary will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, backup federal income tax withholding at the rate of 30% may be required, unless the required taxpayer identification information is provided or an exemption otherwise applies. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Date.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form attached to this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the attachment to this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Mellon Investor Services LLC (the “Depositary”) of (a) certificates for, or Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to, such Shares, (b) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase)) and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Stockholders at the same time, and will depend upon when Share certificates or Book-Entry Confirmations of such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase).

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PRICE FOR THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

InterTrust Technologies Corporation

at

$4.25 Net Per Share in Cash

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 22, 2002, and the related Letter of Transmittal in connection with the Offer by Fidelio Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Fidelio Acquisition Company, LLC, a Delaware limited liability company, to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of InterTrust Technologies Corporation, a Delaware corporation, including the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of June 8, 2002, between InterTrust and American Stock Transfer and Trust Company, Inc., at a purchase price of $4.25 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions contained in the Offer to Purchase and related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the “Offer”).

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions contained in the Offer.

Number of Shares to be Tendered* Shares Dated: , 200	SIGN HERE Signature(s) Print Name(s) Address(es) Area Code and Telephone Number Tax Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.